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                                                                   EXHIBIT 10.10

                                                      BHF BANK
                                                      Aktiengesellschaft

                                                      Munich Branch

Confidential

SCM Microsystems GmbH                                 12/3/96
- Management -                                        Munich Branch
Luitpoldstr. 6                                        Corporate Banking
85276 Pfaffenhofen                                    Hm
                                                      Telephone: 089/55173-232
                                                      Fax: 089/55173/292

Re:     Credit assurance

Dear Messrs. Meier and Schneider:

We are writing in reference to the telephone discussion between you, Mr. Meier and your Mr. Lang and are pleased to be able to extend to your enterprise a framework line of credit in the amount of

                                 DM 1,500,000.00
           (in words: one million five hundred thousand German marks)

through 9/30/97 on the basis of our Standard Contract Terms.

The line of credit may--to the extent presentable--be used as follows:

1.      cash credit with current account

2. cash credit from Euro funds with terms of 1-3 months (up to 50% of amount used)

3.      guarantee credit.

For uses in the form of cash credit, we will charge interest at the rate of 8.0% p.a. until further notice, payable at the end of the calendar month. We reserve the right to adjust this interest rate to the changing monetary and capital market situation.

The interest rates for Euro credit uses are based on the respective market situation and will be agreed upon on a case by case basis. For uses arising from the guarantee credit, we charge a 1.5% guarantee commission. Our guarantee terms will apply.

Due to the strong link between SCM Microsystems GmbH and its U.S. subsidiary, the consolidated situation is of particular importance to us. The basis of and prerequisite to our willingness to extend credit is the satisfaction of the following conditions and plans:

- positive development in the 4th quarter (consolidated result at least US$ 150,000.00) and thus


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        a maximum consolidated loss of US$ 600,000.00 in 1996, with documentation of the existing order volume of SCM Microsystems Inc. for December 1998 (GmbH + Inc. about DM 6 million in total);

BHF BANK Aktiengesellschaft
Munich Branch
[signature]

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                                                          BHF BANK
                                                          Aktiengesellschaft

                                                          Munich Branch
                                                          [illegible address]

Page 2 of the letter dated 12/3/96
to SCM Microsystems GmbH, Pfaffenhofen

- positive development according to plan in 1997, i.e., clear increase in sales and profit which permits adequate owners' equity endowment (at least 20%);

- conversion of convertible shareholder loans in the amount of DM 4,000,000.00 into owners' equity (capital stock and additional paid-in capital) by no later than January 31, 1997, and achievement of a consolidated equity ratio of at least 20% by 12/96 and maintenance thereof in the future course of business;

- regular information on at least a quarterly basis (quarterly report with comparison of target/actual figures) on the SCM Microsystems GmbH and Inc. enterprises, individually as well as consolidated, each by the 15th of the following month;

- near contemporaneous submission of your audited annual financial statements, individually and consolidated;

-       submission of a liquidity plan;

- equal treatment analogous to other banks is agreed upon; previously posted collateral will be returned by no later than 12/15/96.

In the event that the foregoing prerequisites/conditions are not (or cannot be) observed, we reserve the right to fundamentally reconsider our willingness to extend credit on the basis of the changed situation or hold open the right of extraordinary termination. In addition, the extension of credit is subject to the proviso that additional lines of credit--currently from Deutsche Bank AG and Stadtparksparkasse Munchen--are made available (consortial reservation permissible) and maintained, each in the amount of DM 1,500,000.00 with at least the same term.

Until the repayment of this credit, you shall be obligated not to furnish collateral to other credit creditors for the same type of credits. You shall ensure that corporations in which you hold a majority interest likewise do not furnish collateral to other credit creditors for the same type of credits. This obligation does not extend to the customary collateral in the industry based on the Standard Contract Terms of the credit institutions.

If other third parties (in which you do not hold a majority interest) furnish or have furnished collateral for the same types of credits to you, you shall inform us in this regard as soon as become aware of the posting of security.

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In the event that intended to furnish collateral to other credit creditors for the same type of credits, you shall notify us promptly--in any case prior to furnishing collateral--in order to also give us the opportunity to obtain appropriate security. At our request, you shall either forego furnishing collateral or offer us collateral of equal value.

BHF BANK Aktiengesellschaft
Munich Branch
[signature]

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